DATA PAGE
Flexible Premium Deferred Variable Annuity

CONTRACT DATA
Contract Number:	[Sample]
Annuitant/Age:	[John Doe/60]
Owner:	[Jane Doe]
Joint Annuitant/Age:	[Jane Doe/60]
Joint Owner:	[John Doe]
Contract Date:	[February 1, 2011]
Maximum Annuitization Date:	[January 31, 2046]
Initial Premium:	[$10,000.00]

BENEFITS
Fixed Account Guaranteed Minimum Interest Rate:	[1.00%-3.00%]

Fixed Account Interest Rate for premium
payments received on the Contract Date:	[3.50%]

Fixed Dollar Cost Averaging (DCA) Account
Guaranteed Minimum Interest Rate:	[1.00%-3.00%]

Fixed DCA Account 6-Month DCA Term
Interest Rate for premium payments received
on the Contract Date:	[4.50%]
Fixed DCA Account 12-Month DCA Term
Interest Rate for premium payments received
on the Contract Date:	[5.50%]

CONTRACT CHARGES AND LIMITS

Separate Account Administration Charge:	Currently [ 0.00% ], not to exceed 0.15%
annually
Mortality & Expense Risks Charge:	1.25% annually
Annual Fee:	Lesser of $30.00 or 2.00% of accumulated value
Transaction Fee:	[Currently $00.00 ], or, for unscheduled Division
transfers after the first, such larger amount as is
required by law or by the underlying mutual fund
of the Division.
Minimum Additional Premium:	$2,000.00
Maximum Total Premium Contributions:	$2,000,000.00
Minimum Unscheduled Partial Surrender:	$100.00
Minimum Accumulated Value After
A Partial Surrender:	$5,000.00
Minimum Accumulated Value To Initiate A
Scheduled Partial Surrender:	$5,000.00
Minimum Transfer Amount:	$100.00
Free Surrender Amount:
The greater of (A.) and (B.) where:
(A.) is 10% of premium payments decreased by any partial surrenders made since the last Contract
Anniversary; and
(B.) is the accumulated value minus remaining premium payments as of the surrender date.
[ Minimum Fixed DCA Account Premium Payment:	$1,000.00 ]

SURRENDER CHARGES

Completed Contract Years
Since Each Premium	Surrender Charge
Payment Was Made	Percentage
0	6.00%
1	6.00%
2	6.00%
3	5.00%
4	4.00%
5	3.00%
6	2.00%
7 and after	0.00%

RIDER DATA

Guaranteed Minimum Withdrawal Benefit Rider
Effective Date:	[ February 1, 2011 ]
Current Quarterly Rider Charge:	{ 0.1825% }
Maximum Quarterly Rider Charge:	0.4125%

Table of For Life Withdrawal Benefit Payment Percentages – “Single Life”:

Age of Covered Life at	For Life Withdrawal Benefit
first Withdrawal	Payment Percentage
45-49	3.50%
50-54	4.00%
55-59	4.50%
60-64	5.00%
65-69	5.25%
70-74	5.50%
75-79	6.00%
80+	6.50%

Table of For Life Withdrawal Benefit Payment Percentages – “Joint Life”:

Age of youngest Covered Life	For Life Withdrawal Benefit
at first Withdrawal	Payment Percentage
45-49	3.00%
50-54	3.50%
55-59	4.00%
60-64	4.50%
65-69	4.75%
70-74	5.00%
75-79	5.50%
80+	6.00%

GMWB Bonus is available for the years shown below and equals the total of all premium payments made multiplied by the applicable GMWB Bonus Percentage shown below:

Contract Anniversary Following
the Rider Effective Date	GMWB Bonus Percentage

1	5.00%
2	5.00%